Exhibit 99.1

Leafly set to join Russell 3000® and Russell 2000® Index

SEATTLE -- (BUSINESS WIRE) -- June 24, 2022 -- Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), is set to join the broad-market Russell 3000 Index at the conclusion of the 2022 Russell indexes annual reconstitution, effective after the US market opens on June 27, 2022, according to a preliminary list of additions posted earlier this month.

Annual Russell indexes reconstitution captures the 4,000 largest US stocks as of May 6th, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings and style attributes.

“Inclusion in the Russell 3000 is a reflection of the progress we have made since becoming a public company earlier this year,” said Yoko Miyashita, CEO of Leafly. “As the cannabis industry expands and Leafly continues to be a trusted resource and marketplace, I am pleased with the visibility this will create within the investment community and excited to build upon our success.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $12 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 3000® Index and the Russell indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Leafly
Leafly helps millions of people discover cannabis each year. Our powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

About FTSE Russell
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $20 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Media
Josh deBerge
josh.deberge@leafly.com
206-445-9387

Investors
Keenan Zopf
IR@leafly.com

Source: Leafly Holdings, Inc.